TRANSFER AGENCY AND SERVICE AGREEMENT
THIS AGREEMENT is made as of the 15th day of June, 2022, by and between each Trust (hereinafter each a “Trust”, and collectively the “Trusts”, as applicable) listed on Appendix A hereto (as such Appendix be amended from time to time) on behalf of itself and each of its Series (as defined below), as applicable, severally and not jointly, and THE BANK OF NEW YORK MELLON, a New York corporation authorized to do a banking business having its principal office and place of business at 240 Greenwich Street, New York, New York 10286 (the “Bank”). “Series” shall mean the various portfolios, if any, of the Trusts listed on Appendix A hereto, as amended from time to time, and if none are listed references to Series shall be references to the Trust.

WHEREAS, the Trust shall create and redeem shares of each Series (the “Shares”) only in aggregations of Shares known as “Creation Units” in an amount of Shares as set forth on Appendix A (each a “Creation Unit”) principally in kind or in cash for portfolio securities of the particular Series, as more fully described in the current prospectus and statement of additional information of such Series, included in the Trust’s registration statement on Form N-1A.
WHEREAS, only financial intermediaries that are “Authorized Participants” (as defined herein) and that have entered into an Authorized Participant Agreement (each, a “Participant Agreement”) with Foreside Fund Services, LLC, the Trust’s Distributor (the “Distributor”), acting on behalf of the Trust, shall be authorized to create and redeem Shares in Creation Units from the Trust;
WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee (Cede & Co.), will be the registered owner (the “Shareholder”) of all Shares; and
WHEREAS, the Trust desires to appoint the Bank as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Bank desires to accept such appointment;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
1.Terms of Appointment; Duties of the Bank
1.1Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints the Bank to act as, and the Bank agrees to act as, the Trust’s transfer agent for the authorized and issued Shares, and as the Trust’s dividend disbursing agent.
1.2Pursuant to such appointment, the Bank agrees that it will perform the following services:
(a)In accordance with the terms and conditions of this Agreement and the form of Participant Agreement prepared by the Trust’s distributor (“Distributor”), a copy of which is attached hereto as Exhibit A, the Bank shall:
(i)Perform and facilitate the performance of purchases and redemption of Creation Units;
(ii)Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares declared by the Trust on behalf of the applicable Trust;
(iii)Maintain the record of the name and address of the Shareholder and the number of Shares issued by the Trust and held by the Shareholder;

(iv)Record the issuance of Shares of the Trust and maintain a record of the total number of Shares of the Trust which are outstanding, and, based upon data provided to it by the Trust, the total number of authorized Shares. The Bank shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust;
(v)Prepare and transmit to the Trust and the Trust’s administrator and to any applicable securities exchange (as specified to the Bank by the Trust or its administrator) information with respect to purchases and redemptions of Shares;
(vi)On days that the Trust may accept orders for purchases or redemptions, calculate and transmit to the Distributor and the Trust’s administrator the number of outstanding Shares;
(vii)On days that the Trust may accept orders for purchases or redemptions transmit to the Bank, the Trust and DTC the amount of Shares purchased on such day;
(viii)Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request;
(ix)Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;
(x)Extend the voting rights to the Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares in accordance with policies and procedures of DTC for book-entry only securities;
(xi)Distribute or maintain, as directed by the Trust, amounts related to purchases and redemptions of Creation Units, dividends and distributions, variation margin on derivative securities and collateral;
(xii)Send to the National Securities Clearance Corporation (“NSCC”) on the evening of each trade day a portfolio composition file for each Series displaying the individual securities and the weightings that make up each Series’ basket for the following trade day;
(xiii)Maintain those books and records of the Trust specified by the Trust in Schedule A attached hereto;
(xiv)Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such Business Day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed;
(xv)Receive from the Distributor or from its agent purchase orders from Authorized Participants for Creation Unit Aggregations of Shares received in good form and accepted by or on behalf of the Trust by the Distributor, transmit appropriate trade instructions to the NSCC, if applicable, and pursuant to such orders issue the appropriate number of Shares of the Trust and hold such Shares in the account of the Shareholder for each of the respective Trusts;
(xvi)Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to The Bank of New York as custodian for the Trust, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the NSCC, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder; and
(xvii)Confirm the name, U.S taxpayer identification number and principle place of business of each Authorized Participant.

(xviii)The Bank may execute transactions directly with Authorized Participants to the extent necessary or appropriate to enable the Bank to carry out any of the duties set forth in items (i) through (xvii) above and in accordance with each Participant Agreement, as applicable.
(xix)Except as otherwise instructed by the Trust, the Bank shall process all transactions in each Series in accordance with the policies and procedures mutually agreed upon between the Trust and the Bank with respect to the proper net asset value to be applied to purchases received in good order by the Bank or from an Authorized Participant before any cut-offs established by the Trust, and such other matters set forth in items (i) through (xvii) above as these policies and procedures are intended to address.
(b)The Bank may maintain and manage, as agent for the Trust, such accounts as the Bank shall deem necessary for the performance of its duties under this Agreement, including, but not limited to, the processing of Creation Unit purchases and redemptions; and the payment of dividends and distributions. The Bank may maintain such accounts at financial institutions deemed appropriate by the Bank in accordance with applicable law.
(c)In addition to the services set forth in the above sub-section 1.2(a), the Bank shall: perform the customary services of a transfer agent and dividend disbursing agent including, but not limited to, maintaining the account of the Shareholder, maintaining the items set forth on Schedule A attached hereto, and performing such services identified in each Participant Agreement.
(d)The following shall be delivered to DTC participants as identified by DTC as the Shareholder for book-entry only securities:
(xx)Annual and semi-annual reports of the Trust;
(xxi)Trust proxies, proxy statements and other proxy soliciting materials;
(xxii)Trust prospectus and amendments and supplements thereto, including stickers;
(xxiii)Other communications as the Trust may from time to time identify as required by law or as the Trust may reasonably request; and
(xxiv)The Bank shall provide additional services, if any, as may be agreed upon in writing by the Trust and the Bank.
(a)The Bank shall keep records relating to the services to be performed hereunder, in the form and manner required by applicable laws, rules, and regulations under the 1940 Act and to the extent required by Section 31 of the 1940 Act and the rules thereunder (the “Rules”), all such books and records shall be the property of the Trust, will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.
2.Fees and Expenses
2.1The Bank shall receive from the Trust such compensation for the Transfer Agent’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable in accordance with Section 2.3. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.
2.2In addition to the fee paid under Section 2.1 above, the Trust agrees to reimburse the Bank for commercially reasonable out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule or relating to dividend distributions and reports (whereas all expenses related to creations and redemptions of Trust securities shall be borne by the relevant Authorized Participant in such creations and redemptions). In addition, any other expenses incurred by the Bank at the request or with the consent of the Trust, will be reimbursed by the Trust.
2.3The Trust agrees to pay all fees and reimbursable expenses within thirty (30) business days following the receipt of the respective billing notice accompanied by supporting documentation, as appropriate.
2.4The Trust hereby represents and warrants to the Bank that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to the Bank or to the adviser to, or sponsor of, the Trust in connection with this Agreement, including, but not limited to, any fee waivers, reimbursements, or payments made, or to be made, by the Bank to such adviser or sponsor or to any affiliate of the Trust relating to this Agreement have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, and any such fees, expenses, and benefits.
3.Representations and Warranties of the Bank
The Bank represents and warrants to the Trust that:
3.1It is a banking company duly organized and existing and in good standing under the laws of the State of New York.
3.2It is duly qualified to carry on its business in the State of New York.
3.3It is empowered under applicable laws and by its Charter and By-Laws to act as transfer agent and dividend disbursing agent and to enter into, and perform its obligations under, this Agreement. There is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.
3.4All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.
3.5It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement. It is conducting its business in compliance in all material respects with laws and regulations applicable to services contemplated hereunder, both state and federal, and has obtained all regulatory approvals necessary to provide such services.
3.6It is registered with the U.S. Securities and Exchange Commission as a registered transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended. The Bank with promptly notify the Trust in the event of any material change in its status as a transfer agent.
3.7It is conducting its business in substantial compliance with all applicable laws and requirements, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; and
3.8It has adopted and implements policies and procedures reasonably designed to prevent violation of applicable laws and regulations.
4.Representations and Warranties of the Trust
Each Trust represents and warrants to the Bank that:

4.1It is duly organized and existing and in good standing under the laws of Delaware.
4.2It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.
4.3It is an open-end management investment company and will be registered under the 1940 Act at the time of any Share offering of a Series.
4.4A registration statement under the Securities Act of 1933, as amended, on behalf of each of the Trusts has been filed, will become effective, and will remain effective with respect to all Shares of the Trust and each Series being offered for sale.
5.Indemnification
5.1The Bank shall not be responsible for, and each Series shall, severally and not jointly, indemnify and hold the Bank and its directors, officers, employees and agents harmless from and against, any and all losses, direct damages, costs, charges, counsel fees, including, without limitation, those incurred by the Bank in a successful defense against any claims brought by a Series, payments, expenses and liability (“Losses”) which may be sustained or incurred and arising out of or attributable to: (i) a Series’ breach of any representation, warranty, or covenant of such Series under this Agreement; or (ii) the Bank’s actions or omissions required to be taken pursuant to this Agreement, except for Losses arising out of its own bad faith, gross negligence or willful misconduct or that of its employees; or (iii) as a result of acting upon any instructions reasonably believed by the Bank to have been given by a person duly authorized by the Trust or Series; or (iv) upon reasonable reliance of information or records given or made by the Trust; except for any Losses to the extent caused by the Bank’s failure to satisfy its standard of care pursuant to Article 6 of this Agreement.
5.2Subject to the limitations of liability contained in Section 6 hereof, the Bank shall indemnify and hold each Series and its respective directors, officers, employees and agents harmless from and against, any and all direct money damages caused by the negligence, bad faith, willful misconduct or reckless disregard by the Bank of its obligations hereunder, except for Losses arising out of such Series’ own bad faith, negligence or willful misconduct or that of its directors, officers, employees and agents.
5.3This indemnification provision shall apply to actions taken or omissions pursuant to this Agreement or a Participant Agreement.
6.Standard of Care and Limitation of Liability
The Bank agrees that it shall perform its duties hereunder in accordance with legal and regulatory requirements applicable to the services provided hereunder. The Bank shall exercise reasonable care in the performance of its duties under this Agreement. The Bank shall not be liable for any Losses, except that the Bank shall be liable to the Trust for direct money damages caused by its own negligence, bad faith, willful misconduct or reckless disregard of its obligations hereunder, or that of its employees. The parties agree that any encoding or payment processing errors shall be governed by this standard of care. The Bank’s aggregate cumulative liability to the Trust and all persons or entities claiming through Trust, considered as a whole, for all loss, cost, expense, damage and liabilities under this Agreement, shall not exceed the fees actually paid to the Bank by the Trust for services provided hereunder during the twenty-four (24) calendar months immediately preceding the last date of occurrence of the event or circumstance giving rise to such loss. In no event shall a party hereto be liable for special, indirect or consequential damages, regardless of the form of action and even if the same should have been foreseeable. For purposes of this Agreement, none of the following shall be or be deemed a breach of the Bank’s standard or care:
(a)The conclusive reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust including but not limited to any previous transfer agent or registrar.

(b)The conclusive reliance on, or the carrying out by the Bank or its agents or subcontractors of, any instructions or requests of the Trust or instructions or requests on behalf of the Trust; provided, however, that such instructions have been provided by an “Authorized Person” of the Trust. “Authorized Person” means each individual identified in writing to the Bank by the Trust as an Authorized Person.
(c)The offer or sale of Shares by or for the Trust in violation of any requirement under the federal securities laws or regulations, or the securities laws or regulations of any state that such Shares be registered in such state, or any violation of any stop order or other determination or ruling by any federal agency, or by any state with respect to the offer or sale of Shares in such state.
7.Concerning the Bank
7.1
(a)The Bank may employ agents or attorneys-in-fact which are not affiliates of the Bank with the prior written consent of the Trust (which consent shall not be unreasonably withheld), and shall not be liable for any loss or expense arising out of, or in connection with, the actions or omissions to act of such agents or attorneys-in-fact, provided that the Bank acts in good faith and with reasonable care in the selection and retention of such agents or attorneys-in-fact.
(b)The Bank may, without the prior consent of the Trust, enter into subcontracts, agreements and understandings with any Bank affiliate, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder. No such subcontract, agreement or understanding shall discharge Bank from its obligations hereunder.
7.2The Bank shall be entitled to conclusively rely upon any written or oral instruction actually received by the Bank and reasonably believed by the Bank to be duly authorized and delivered by an Authorized Person of the Trust. The Trust agrees to forward to the Bank written instructions confirming oral instructions by the close of business of the same day that such oral instructions are given to the Bank. The Trust agrees that the fact that such confirming written instructions are not received or that contrary written instructions are received by the Bank shall in no way affect the validity or enforceability of transactions authorized by such oral instructions and effected by the Bank.
7.3 The Bank shall establish and maintain a disaster recovery plan and back-up system satisfying the requirements of its regulators (the “Disaster Recovery Plan and Back-Up System”). The Bank, in accordance with legal and regulatory requirements applicable to the services provided hereunder, shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control which are not a result of its gross negligence, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruption, loss or malfunctions of transportation, computer (hardware or software) or communication services; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation, provided that the Bank has established and is maintaining the Disaster Recovery Plan and Back-Up System, or if not, that such delay or failure would have occurred even if the Bank had established and was maintaining the Disaster Recovery Plan and Back-Up System. Upon the occurrence of any such delay or failure the Bank shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances.
7.4The Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and the Participant Agreement, and no covenant or obligation shall be implied against the Bank in connection with this Agreement, except as set forth in this Agreement and the Participant Agreement.
7.5At any time the Bank may apply to an Authorized Person, but is not obligated to do so, for written instructions with respect to any matter arising in connection with the Bank’s duties and obligations under this Agreement, and the Bank, its agents, and subcontractors shall not be liable for any action taken or omitted to be taken in good faith in accordance with such instructions. Such application by the Bank for instructions from an Authorized Person may, at the option of the Bank, set forth in writing any action proposed to be taken or omitted to be taken by the Bank with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Bank shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, the Bank has received written or oral instructions in response to such application specifying the action to be taken or omitted. In connection with the foregoing, the Bank may consult with legal counsel of its own choosing, but is not obligated to do so, and advise the Trust if any instructions provided by the Trust at the request of the Bank pursuant to this Article or otherwise would, to the Bank’s knowledge, cause the Bank to take any action or omit to take any action contrary to any law, rule, regulation or commercially reasonable practice for similarly situated service providers. In the event a situation or circumstance arises whereby the Bank adopts a course of conduct in reliance upon written legal advice it has received (which need not be a formal opinion of counsel) and the course of conduct is not identical to the course of conduct contained in the instructions received from the Trust, the Bank may reply upon and follow the written legal advice without liability hereunder provided it otherwise acts in compliance with this Agreement and notifies the Trust of its determination.
7.6The Bank, its agents and subcontractors may act upon any paper or document, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Bank or its agents or subcontractors by or on behalf of the Trust by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.
7.7The Bank shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Bank in connection with the services provided by the Bank hereunder. Notwithstanding the foregoing, the parties hereto acknowledge that the Trust shall retain all ownership rights in Trust data maintained or prepared by the Bank in connection with the services provided by the Bank hereunder. The Bank agrees that all records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Trust and will be preserved, maintained and made available upon reasonable request to the Trust.
7.8Notwithstanding any provisions of this Agreement to the contrary, the Bank shall be under no duty or obligation to inquire into, and shall not be liable for:
(c)The legality of the issue, sale or transfer of any Shares, the sufficiency of the amount to be received in connection therewith, or the authority of the Trust to request such issuance, sale or transfer;
(d)The legality of the purchase of any Shares, the sufficiency of the amount to be paid in connection therewith, or the authority of the Trust to request such purchase;
(e)The legality of the declaration of any dividend by the Trust, or the legality of the issue of any Shares in payment of any stock dividend; or
(f)The legality of any recapitalization or readjustment of the Shares.
8.Providing of Documents by the Trust and Transfers of Shares
8.1The Trust shall promptly furnish to the Bank with a copy of its Declaration of Trust and all amendments thereto.
8.2In the event that DTC ceases to be the Shareholder, the Bank shall re-register the Shares in the name of the successor to DTC as Shareholder upon receipt by the Bank of such documentation and assurances as it may reasonably require.

8.3The Bank shall have no responsibility whatsoever with respect to of any beneficial interest in any of the Shares owned by the Shareholder.
8.4The Trust shall deliver to the Bank the following documents on or before the effective date of any increase, decrease or other change in the total number of Shares authorized to be issued:
(g)A certified copy of the amendment to the Trust’s Declaration of Trust with respect to such increase, decrease or change; and
(h)An opinion of counsel for the Trust, in a form satisfactory to the Bank, with respect to (i) the validity of the Shares, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulations (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefore), (ii) the status of the Trust with regard to the 1940 Act, and (iii) the due and proper listing of the Shares on all applicable securities exchanges.
8.5Prior to the issuance of any additional Shares pursuant to stock dividends, stock splits or otherwise, and prior to any reduction in the number of Shares outstanding, the Trust shall deliver to the Bank an opinion of counsel for the Trust, in a form satisfactory to the Bank, with respect to (i) the validity of the Shares, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulations (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefore), (ii) the status of the Trust with regard to the 1940 Act, and (iii) the due and proper listing of the Shares on all applicable securities exchanges.
8.6The Bank and the Trust agree that all books, records, confidential, non-public, or proprietary information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be disclosed to any person other than its auditors, accountants, regulators, employees, agents, attorneys-in-fact or counsel, except as may be, or may become required by law, by administrative or judicial order or by rule or regulatory authority. The foregoing confidentiality obligation shall not apply to any information to the extent: (i) it is already known to the receiving party at the time it is obtained; (ii) it is or becomes publicly known or available through no wrongful act of the receiving party: (iii) it is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality; (iv) it is released by the protected party to a third party without restriction; or (v) it has been or is independently developed or obtained by the receiving party without reference to the information provided by the protected party. Further, the Bank shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to protect against unauthorized access to or use of, records and information relating to the Trust and its shareholders.
8.7 In case of any requests or demands for the inspection of the Shareholder records of the Trust, the Bank will promptly employ reasonable commercial efforts to notify the Trust and secure instructions from an authorized officer of the Trust as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.
9.Termination of Agreement
9.1The term of this Agreement shall commence upon the date hereof and expire December 31, 2024 (the "Initial Term") and shall automatically renew for additional three-year terms (each a “Subsequent Term”) unless either party provides written notice of termination at least ninety (90) days prior to the end of the Initial Term or any Subsequent Term or, unless earlier terminated as provided below:

(a)Either party hereto may terminate this Agreement prior to the expiration of the Initial Term or any Subsequent Term in the event the other party breaches any material provision of this Agreement, including, without limitation in the case of the Trust, its obligations under Section 2.1, provided that the non-breaching party gives written notice of such breach to the breaching party and the breaching party does not cure such violation within 30 days of receipt of such notice.
(b)Either party hereto may terminate this Agreement immediately by sending notice thereof to the other party upon the happening of any of the following: (i) a party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such party any such case or proceeding; (ii) a party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property or there is commenced against the party any such case or proceeding; (iii) a party makes a general assignment for the benefit of creditors; or (iv) a party states in any medium, written, electronic or otherwise, any public communication or in any other public manner its inability to pay debts as they come due. Either party hereto may exercise its termination right under this Section 9.1(b) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right.
9.2Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust.
9.3The terms of Article 2 (with respect to fees and expenses incurred prior to termination), Article 5 and Article 6 shall survive any termination of this Agreement.
9.4In the event that, in connection with termination, a successor to any of the Bank’s duties or responsibilities hereunder is designated by the Trust by written notice to the Bank, the Bank will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by the Bank under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which the Bank has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities. If no such successor is designated, then such books, records and other data shall be returned to the Trust. The Trust shall also pay any fees associated with record retention and/or tax reporting obligations that the Bank is obligated under applicable law, regulation, or rule to continue following the termination.
10.Additional Series
In the event that the Trust establishes one or more additional series of Shares with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such additional issuance shall become Shares hereunder.
11.Assignment
11.1Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party; provided, however, either party may assign this Agreement to a party controlling, controlled by or under common control with it.
11.2Notwithstanding the foregoing: (i) the Bank may assign or transfer this Agreement to any Bank Affiliate, provided such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of the Bank; (ii) the Bank may subcontract with, hire, engage or otherwise outsource to any Bank Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of the Bank under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve the Bank of any of its liabilities hereunder; and (iii) the Bank may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of the Bank under this

Agreement but any such subcontracting, hiring, engaging or outsourcing shall not limit the Bank’s liability with respect to selecting such unaffiliated third party hereunder. If the Bank assigns or transfers this Agreement pursuant to this Section 11 to a non-Bank Affiliate without the written consent of the Trust, the Trust shall have the option, exercisable for ninety (90) days after receiving written notice of such assignment or transfer (or for such longer period as may be mutually agreed by the Parties), to terminate this Agreement with respect to the Trust; or (b) as otherwise permitted in this Agreement; provided further, that any entity to which this Agreement is assigned by the Bank without the prior written consent of the Trust pursuant to this Section 11 will satisfy the requirements for serving as a transfer agent for registered investment companies. Any purported assignment or transfer by a Party in violation of this provision will be voidable at the option of the other Party.
11.3This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. The Bank shall notify the Trust promptly following the execution of any agreement that would result in, or would be expected to result in, a change of control of the Bank; provided that such information is publicly available information and that the Bank makes such information available to its clients generally.
12.Severability and Beneficiaries
12.1In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, the legality and enforceability of the remaining provisions shall not in any way be affected thereby provided obligation of the Trust to pay is conditioned upon provision of services.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.
12.2 This Agreement is solely for the benefit of the Bank and the Trust, and none of any Participant (as defined in the Participant Agreement), the Distributor, any Shareholder or beneficial owner of any Shares shall be or be deemed a third party beneficiary of this Agreement.
13.Amendment
This Agreement may be amended or modified by a written agreement executed by both parties.
14.New York Law to Apply
This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Trust and the Bank hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Trust hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Trust and the Bank each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.
15.Merger of Agreement
This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.
16.Notices
All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.
If to the Bank:

The Bank of New York Mellon
240 Greenwich Street
New York, New York 10286
Attention: ETF Operations
with a copy to:
The Bank of New York Mellon
240 Greenwich Street
New York, New York 10286
Attention: Legal Dept. – Asset Servicing

If to the Trust:
Touchstone ETF Trust
303 Broadway, Suite 1400
Cincinnati, Ohio 45202
Attn: Fund Administration
with a copy to:
Western & Southern Financial Group
400 Broadway
Cincinnati, Ohio 45202
Attn: Touchstone General Counsel

17.Information Sharing
    The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Trust consents to the disclosure of and authorizes the Bank to disclose information regarding the Trust (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to substantially similar confidentiality obligations with respect to such information provided in Section 8.6 hereunder, as applicable, and (ii) the Bank may store the names and business contact information of the Trust’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer. The Trust confirms that it is authorized to consent to the foregoing.
18.No Third Party Rights
Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement.
19.Counterparts
This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
20.Limitation of Liability of Trustees and Shareholders of the Trust
The execution and delivery of this Agreement have been authorized by the Board of Trustees of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by the Board of Trustees nor the execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the members of the Board of Trustees of the Trust, but bind only the property of the Trust, severally and not jointly, as provided in, as applicable, the Trust’s articles of incorporation or declaration of trust.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the latest date set forth below.

EACH SERIES OF THE TRUST LISTED ON APPENDIX A

By:    /s/ E. Blake Moore, Jr.
Name: E. Blake Moore, Jr.
Title: President
    Date: June 14, 2022
THE BANK OF NEW YORK MELLON

By:    /s/ Emily Peixoto
Name: Emily Peixoto
Title: Relationship Manager
    Date: June 14, 2022

APPENDIX A
Trust:

Touchstone ETF Trust

Series:	Creation Unit size:
Touchstone Dividend Select ETF	25,000 shares
Touchstone Strategic Income Opportunities ETF	25,000 shares
Touchstone Ultra Short Income ETF	50,000 shares
Touchstone US Large Cap Focused ETF	25,000 shares

SCHEDULE A
Books And Records To Be Maintained By The Bank

Source Documents requesting Creations and Redemptions
Correspondence/AP Inquiries
Reconciliations, bank statements, copies of canceled checks, cash proofs
Daily/Monthly reconciliation of outstanding Shares between the Trust and DTC
Dividend Records
Year-end Statements and Tax Forms

SCHEDULE B
Persons Authorized to Provide Instructions
Dated: June 15, 2022
Each of the following individuals is an "Authorized Person" of the "Trust", as those terms are defined and used in the Transfer Agency and Service Agreement, dated as of June 15, 2022 (the “Agreement”), by and between each Trust listed on Appendix A hereto and The Bank of New York Mellon (the “Bank”).
[redacted]

Terms not specifically defined in this Schedule B shall have the meaning ascribed elsewhere in the Agreement. The Bank may at all times rely on the most recently dated Schedule B. For clarification: this means that the Bank will at all times and under all circumstances rely on and use a properly completed Schedule B until it is replaced by a properly completed Schedule B bearing a later date. A Schedule B will take effect on the date signed by the Bank.

For clarification: the Bank is not obligated to verify signatures nor issue nor require any security IDs, passwords or other security codes in connection with its interaction with Authorized Persons in such capacity.

Touchstone ETF Trust (on behalf of itself and each Series listed on Appendix A to the Agreement)	Acknowledged and accepted: The Bank of New York Mellon
By: /s/ E. Blake Moore, Jr. Name: E. Blake Moore, Jr. Title: President Date: June 14, 2022	By: /s/ Emily Peixoto Name: Emily Peixoto Title: Relationship Manager Date: June 14, 2022

EXHIBIT A
Form of Authorized Participant Agreement